Exhibit 99

Media Contacts:          Deborah Spak, 847-948-2349

Investor Contacts:       Mary Kay Ladone, 847-948-3371

                                    Clare Sullivan, 847-948-3085

BAXTER ANNOUNCES PLAN TO REPATRIATE APPROXIMATELY

$2.0 BILLION UNDER THE AMERICAN JOBS CREATION ACT

DEERFIELD, Ill., SEPTEMBER 27, 2005 –Baxter International Inc. (NYSE:BAX) announced today that it intends to repatriate approximately $2.0 billion in unremitted foreign earnings related to the American Jobs Creation Act of 2004. The company expects to record a charge in the third quarter for the related tax expense of approximately 8%-9% of the repatriation.

Proceeds from the repatriation will be reinvested in its domestic operations consistent with the intent of the legislation. Potential uses of the repatriated cash may include, among others, debt reduction, contributions to the company’s pension fund(s), capital investment and the funding of research and development.

Baxter also announced today that as part of its repatriation plan, the company intends to sell $400 million five-year notes in a private offering through one of its wholly owned subsidiaries. Baxter will fully and unconditionally guaranty the notes. The repatriation will consist of proceeds from the sale of the notes, existing off-shore cash and proceeds drawn from the company’s existing European credit facility.

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BAXTER’S REPATRIATION PLANS—Page 2

Baxter International Inc., through its subsidiaries, assists healthcare professionals and their patients with the treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients’ lives.

The notes referred to above are not being registered under the Securities Act of 1933 pursuant to an exemption from the registration requirements of the Act and may not be offered or sold in the United States absent registration or an available exemption.

This release includes forward-looking statements concerning the repatriation and offering. The statements are based on assumptions about many important factors, including the following, which could cause actual results to differ materially from those in the forward-looking statements: timely completion of remaining steps in the company’s repatriation plan; demand for the notes offered; the availability of funds and alternative uses for funds, including needs arising as a result of unanticipated changes in the company’s operations and operating performance, contingent payment needs arising in connection with litigation, or as the result of other risks identified in the company’s most recent filing on Form 10-Q and other SEC filings, all of which are available on the company’s web site. The company does not undertake to update its forward-looking statements.

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